Company Contact:
Stephen A. Heit
201-528-8200
FOR IMMEDIATE RELEASE

CCA Industries, Inc. Reports Third Quarter 2018 Results

Lyndhurst, NJ, October 22, 2018: CCA Industries, Inc. (NYSE AMERICAN: "CAW”) announced today its results for the third quarter and nine months ended August 31, 2018, which can be found in the table below.
The Company reported a loss of $203,672 for the three months ended August 31, 2018 as compared to income of $377,683 for the same period in fiscal 2017. The loss in the third quarter of fiscal 2018 was due to several factors, including higher freight out rates and higher digital advertising expenditures for the quarter. Lance Funston, Chief Executive Officer commented, “Our loss occurred primarily in the month of June. Our internal financial statements reported profits for the month of July and August. We plan to maintain profitability in the fourth quarter of fiscal 2018”. Due to the loss in the third quarter of fiscal 2018, the Company was in violation of a covenant with its lender, PNC Bank. The Company has received a waiver of the covenant from PNC Bank for the third quarter. The Company will be holding its quarterly investor call on Tuesday, October 23, 2018 at 3 PM EDT. Investors may phone (844) 513-9330 to participate in the call. The call may also be accessed through a live audio web cast at:
https://event.on24.com/wcc/r/1822481/15927AE1540FB3B8374BA878C4A970EB
Further information may also be found on the Company’s investor web site: www.ccainvestor.com
We invite any of our current or potential investors to join us.
CCA Industries, Inc. manufactures and markets health and beauty aids, each under its individual brand name. The products include, principally, “Plus+White” toothpastes and teeth whiteners, “Bikini Zone” medicated topical and shave gels, “Nutra Nail” nail care treatments, “Scar Zone” scar treatment products, “Sudden Change” complete skin care regime and “Porcelana” skin care products.

Statements contained in the news release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which would cause actual results to differ materially, from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. No assurance can be given that the results in any forward-looking statement will be achieved and actual results could be affected by one or more factors, which could cause them to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act.

CCA INDUSTRIES, INC.

Three Months Ended
	August 31, 2018 (unaudited)	August 31, 2017 (unaudited)

Revenues	$ 4,224,832	$ 5,334,368

Net (Loss) Income	$ (203,672)	$ 377,683

(Loss) Earnings per Share:

Basic	$ (0.03)	$ 0.05
Diluted	$ (0.03)	$ 0.05

Weighted Average Shares Outstanding:
Basic	7,456,684	7,006,684
Diluted	7,456,684	7,165,027

Nine Months Ended
	August 31, 2018 (unaudited)	August 31, 2017 (unaudited)

Revenues	$ 12,448,496	$ 15,719,428

Net (Loss) Income	$ (3,716,652)	$ 1,262,984

(Loss) Earnings per Share:

Basic	$ (0.51)	$ 0.18
Diluted	$ (0.51)	$ 0.18

Weighted Average Shares Outstanding:
Basic	7,348,290	7,006,684
Diluted	7,348,290	7,006,684